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                                                                    EXHIBIT 21.1

                LIST OF SUBSIDIARIES OF PRECISION PARTNERS, INC.

Galaxy Industries Corporation
Mid State Machine Products
Certified Fabricators, Inc.
General Automation, Inc.
Nationwide Precision Products Corp.
Gillette Machine & Tool Co., Inc.